Exhibit 10.28
Offer Letter
Your employment

Matt Madrigal
You’ll be Chief Technology Officer
Your level is 21
You’ll report to Bill Ready, Chief Executive Officer
You’ll be employed by Pinterest, Inc. (“Pinterest” or the “Company”)
You will be based in San Francisco, CA and will need to travel for work regularly subject to the PinFlex requirements for your role and as otherwise needed.
Your first day will be August 5, 2024

Obligations to Pinterest

●You agree to be physically present in your country of employment on your first day of employment.
●You agree to devote your working hours and full-time efforts to Pinterest while you’re employed here.
●You agree to follow all of our policies and rules.
●You must tell us before your first day about any obligations or commitments that may be inconsistent with the duties we’ve outlined in this letter.
●You agree that you will not use or disclose any trade secrets, proprietary information or intellectual property that you or any other person or company have a right, title or interest to in connection with the work you do at Pinterest.
●You certify that you have returned any property or confidential information that belongs to your former employers.
●You certify that you aren’t violating the rights of anyone by accepting employment here at
Pinterest.

Your Compensation

Salary
Your starting gross annual base salary will be $600,000 USD, paid in accordance with our standard payroll procedures and subject to authorized deductions and required tax withholdings.

Stock Grant
Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”), we’ll grant you a number of Restricted Stock Units (“RSUs”) with an “Initial Value” of $19,000,000 USD. The exact number of RSUs (rounded to the nearest whole share) to be granted to you will be determined at the time your grant is approved by the Committee, by dividing the Initial Value by a “Share Value.” The Share Value will be determined by the Committee, in its sole discretion, by reference to the average closing price of the Company’s Class A common stock over the final 60 trading days before the start of your employment. For the avoidance of doubt, following the Committee’s determination of the number of RSUs to be granted to you, there will be no correlation between the Initial Value and the value of the RSUs (or of the shares subject to them), including on or after any Vesting Date (as defined below).
Each RSU will entitle you to one share of Pinterest Class A common stock following the vesting of such RSU. Following your start date, and subject to your continuous service through each applicable vesting date listed below, your grant will vest as follows1:
-In 2024, a number of shares having a value of $2,375,000 based on the Share Value (rounded to the nearest whole share) will vest on each of September 20, 2024 and November 20, 2024;
-In 2025, (1) a number of shares having a value of $2,250,000 based on the Share Value (rounded to the nearest whole share) will vest on each of February 20, 2025 and May 20, 2025, and (2) a number of shares having a value of $1,500,000 based on the Share Value (rounded to the nearest whole share) will vest on each of August 20, 2025, and November 20, 2025;
-In 2026, a number of shares having a value of $2,250,000 based on the Share Value (rounded to the nearest whole share) will vest on each of February 20, 2026, May 20, 2026, and August 20, 2026.
Your RSUs will be subject to, and contingent upon your acceptance of, the terms and conditions of the Pinterest, Inc. 2019 Omnibus Incentive Plan, as well as the Restricted Stock Unit Grant Notice(s) and Restricted Stock Unit Agreement(s) associated with your RSUs.
Performance Based Equity Award
Subject to the approval of the Committee, you will be eligible to participate in the Company’s performance-based equity award program in 2024 on the same terms as other Executive

1 All dollar amounts listed below are approximate based on the Initial Value; the number of shares vesting on each vesting date will be based on the corresponding Share Value.

Team members. It is currently anticipated that this will include a grant of Performance Shares with a target amount equivalent to 80% of your base salary, prorated based on the portion of the 2024 calendar year following your start date, to be earned based on the Company’s satisfaction of specified performance metrics approved by the Committee (Revenue and Adjusted EBITDA) over a 12-month performance period ending on December 31, 2024, with vesting to occur immediately upon the Committee’s certification of achievement of the performance metrics in early 2025 and the amount earned ranging from 0-150% of the target amount based on performance. Your participation in this program will be subject to, and contingent upon your acceptance of (as applicable), the Committee’s final approval of the terms of the program, and the terms and conditions of the Pinterest, Inc. 2019 Omnibus
Incentive Plan (the “Plan”), as well as the Performance Share Grant Notice(s) and Performance Share Grant Agreement(s) associated with your Performance Shares. In the event of any conflict between the terms of this Offer Letter and the Plan or such Notice(s) and Agreement(s), the Plan or Notice(s) and Agreement(s) (as applicable) will control.

Employee Benefits

You’ll be eligible for time off and to participate in the employee benefit plans maintained by
Pinterest, all subject to Pinterest’s standard policies.

At-Will Employment
You’ll be an “at-will” employee, which means that you or Pinterest can terminate your employment any time and for any reason, without cause or notice. This offer letter takes the place of anything you may have been told or agreed to already and is the full agreement between you and Pinterest on the “at-will” nature of your employment. The only way your “at- will” status can change is through a written agreement signed by you and an authorized officer of Pinterest.
Before You Start

CIIAA
You must sign and deliver a copy of the Confidential Information and Invention Assignment
Agreement (“CIIAA”) attached to this letter on or before your start date.

Right to Work
On your first day of work, you must provide us with evidence of your identity and eligibility for employment in the United States.

Background & Reference Checks
Your job offer is contingent upon clearance of background and reference checks.

Successors & Assignments

Pinterest’s successors may assume your employment and any related rights, so if someone else takes over all or most of Pinterest’s business and/or assets, your employment will apply to that entity the same way it would apply to Pinterest. You can’t transfer or reassign any of your rights and obligations related to your employment.
Miscellaneous stuff Notice
You agree to keep us up to date on your mailing address. You will be deemed to receive communications delivered personally or addressed to your currently registered mailing address. Please address any correspondence with us to our official business address directed to the attention of Human Resources.

Post-Employment Non-Solicit Obligations
If you are employed outside of California and to the extent allowed under applicable law, during your employment with Pinterest and for a year after it ends, you won’t directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company.

Whole Agreement
This offer letter and the CIIAA attached to it represent the entire agreement between you and Pinterest regarding the subjects they cover. You acknowledge that you and Pinterest have no other agreements or understandings (oral or written, express or implied) regarding the subjects covered by this offer letter and the attached CIIAA, and you have not made or received any additional representations relating to these subjects. The terms of this offer letter and the attached CIIAA may only be modified by written agreement that you and an officer of Pinterest sign.

Choice of Law and Severability
This offer letter will be interpreted according to the laws of the state in which you’re employed, without giving effect to provisions governing the choice of law.

If any provision of this offer letter is made illegal by any present or future statute, law, ordinance or regulation, then that provision will be limited only to the minimum extent necessary to make the provision comply with the law. All the other terms and provisions in this offer letter will stay in effect.
Counterparts
This letter may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single document.

We’re all delighted to extend this offer to you, and we hope you’ll join us soon! If you’d like to accept, please sign and return this offer letter, along with a signed and dated original copy of the attached CIIAA, by May 22, 2024.

Sincerely,

/s/ Doniel N. Sutton
Doniel N. Sutton
Chief People Officer, Pinterest, Inc.

Please sign below:

/s/ Matt Madrigal

Confidential Information and Invention Assignment Agreement
1)Relationship with Pinterest

This agreement applies to my employment relationship with Pinterest Inc., and any of its present or future subsidiaries, affiliates or successors (“Pinterest”). It also applies if my employment ends but Pinterest hires me again or asks me to consult within a year after my employment ends, unless we agree otherwise in writing.
For purposes of this agreement, my employment or consulting relationship with Pinterest – whether it started before, on, or after this agreement’s date – will be called the “Relationship.”

2)Confidential Information

a)Definition

“Confidential Information” is any information or material that people outside of Pinterest don’t generally know about or have access to, as well as any information or material that third parties give to Pinterest in confidence. Confidential Information includes Company Inventions (defined below), business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.
Confidential Information doesn’t include information that becomes generally known or available to the public, so long as it doesn’t become known or available to the public because of anything I did, or anything I was supposed to do but didn’t do.
(b)Protection

II understand that Pinterest will provide me with Confidential Information so that I can do my job. I’ll keep Confidential Information confidential during and after the Relationship. I won’t use

Confidential Information except to do my job, and for the benefit of Pinterest. I won’t share Confidential Information with anyone outside the company or make copies of Confidential Information unless I get written permission from Pinterest.
(c)Third Party Information

The things I’m agreeing to in this Section 2 are for the benefit of Pinterest and any third party that gives information or material to Pinterest in confidence. While working at Pinterest, I won’t share or use any confidential or secret information received from third parties unless they have expressly permitted me to do so.
(d)Other Rights

This agreement supplements, but doesn’t supersede, any rights that Pinterest has to protect trade secrets or any other confidential or proprietary information.

3)Inventions

(a)My Inventions

“Inventions” means any discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets, or original works of authorship, regardless of whether these things are patentable, copyrightable or otherwise legally protectable. This includes products, designs, systems, methods, processes, configurations, and many other things.
In Exhibit A, I’ve listed all Inventions that belong to me (alone or with others). I retain my rights in these listed Inventions, and I’m not assigning those rights to Pinterest. If no list is attached, that means I have no Inventions.
If I use or incorporate any Invention that belongs to me (alone or with others) in the course of my work at Pinterest, I’ll tell Pinterest first. Whether I tell Pinterest or not, I give Pinterest the right to use that Invention. Legally speaking, I grant Pinterest a non-exclusive, fully paid-up, royalty free, assumable, perpetual, worldwide license to freely use that Invention under all intellectual property laws around the world. This license may be transferred or sublicensed by Pinterest at any time, without restriction.
(b)Company Invention

“Company Inventions” means any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others), unless that Invention is excluded under the applicable state law (which I can reference in Exhibit B). If I believe that any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others) is excluded by the provisions of Exhibit
B, I’ll tell Pinterest promptly.

I’ll tell Pinterest about all Company Inventions, and hold them in trust for the sole benefit of Pinterest. Whether I tell Pinterest or not, I hereby assign to Pinterest or its designee all my rights, title and interest throughout the world to all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights in all Company Inventions. I agree that all Company Inventions that are made by me (alone or with others) are “works made for hire” to the greatest extent permitted by law, and that I’ve been compensated for them by my salary. I waive all claims, present or future, for infringement of any Company Invention. Any assignment of Company Inventions includes all so-called “moral rights,” “artist’s rights,” “droit moral,” or similar rights and if those rights can’t be assigned under applicable law, I waive all those rights.
c)Records

I’ll keep and maintain good records of all Company Inventions I make (alone or with others) during the Relationship. These records will be the sole property of Pinterest. I won’t take these records from the workplace except where company policies allow, and I understand that Pinterest may revise these policies from time to time. At the end of the Relationship, I’ll give these records and any copies of them to Pinterest, as required by Sections 4 and 5 of this agreement.
d)Assistance In Securing Intellectual Property Rights

I’ll help Pinterest or its designees secure and maintain all available rights in Company Inventions, including copyrights, patents, trademarks, moral rights, or any other possible rights, in all countries around the world. If asked, I’ll provide all information and sign all documents necessary to submit applications, specifications, assignments, recordations, oaths or anything else that will help Pinterest secure or maintain legal rights in Company Inventions. If asked to do so, I’ll waive, assign, or convey any rights or interests I might have in Company Inventions. This obligation will continue after the Relationship ends.
In order to help Pinterest secure and maintain legal rights in Company Inventions, I designate Pinterest and its officers as my agent and attorney-in-fact, authorized to act on my behalf and to execute and file any documents needed to secure or maintain any rights in Company
Inventions anywhere in the world. This power of attorney is coupled with an interest and won’t be affected by my subsequent incapacity.

4)Pinterest Property and Documents

I understand I have no expectation of privacy when it comes to Pinterest’s communication or information systems (including files, emails and voicemails), and Pinterest may monitor my use of these systems at any time without notice.
I understand that Pinterest may inspect any of its property at the workplace, including equipment, physical and electronic storage, and work spaces, among other things, at any time without notice. When my Relationship with Pinterest ends, I’ll return all equipment Pinterest has provided. I’ll also return all documents, information and other materials that belong to Pinterest, and won’t keep (or recreate) any copies.

5)Termination Certification

Upon the termination of my employment, I’ll sign a “Termination Certification” drafted by
Pinterest which will include, but not be limited to, the following promises:

●That I have returned all documents and materials to Pinterest
●That I have fully complied with the Confidential Information and Invention Assignment Agreement
●That I will continue to comply with the Confidential Information and Invention Assignment Agreement to the extent its terms still apply to me
●That I won’t use Confidential Information to harm Pinterest’s interests

Even if I don’t sign the Termination Certification, I’m still bound by the terms of this agreement.

6)Notice to Third Parties

Pinterest may tell third parties that I agreed to this Confidential Information Agreement and Invention Assignment Agreement, both during and after our Relationship.

7)Solicitation of Employees, Consultants and Others

In addition to any post employment non-solicit obligations outlined in my Offer Letter, I won’t, at any time during my employment, directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company.
I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. I also won’t use Pinterest Confidential information to directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.

8)At-Will Relationship

I understand I’m an “at-will” employee. I or Pinterest may terminate the employment relationship, at any time, without cause or notice, without any further obligations, other than the parts of this agreement that continue in effect after the Relationship.

9)Representations and Covenants

(a)Cooperation

If Pinterest asks, and I can truthfully do so, I’ll execute any oath, or verify any document required to carry out the terms of this agreement during the Relationship or after.

(b)No Conflicts

In signing this agreement, I’m not violating any agreements with, or promises to, any other person or company, and I won’t enter into any written or verbal agreement that conflicts with this one.
I’ll honor all agreements and confidentiality obligations I have to any other party, and promise not to disclose to Pinterest any Inventions or Confidential Information belonging to anyone else. I do not have any agreements with current or past employers or other parties that might restrict my ability to accept this job, engage Pinterest’s customers or service providers, or perform my duties at and obligations to Pinterest.
I’m not performing any services for any business (or proposed business) whose products or services might compete with Pinterest’s products or services, or any new products or services that Pinterest develops during the Relationship, nor do I intend to do so. If I want to do so in the future while employed with Pinterest, I’ll tell Pinterest in writing, identify the organization I want to work for, and provide Pinterest with all of the information it needs to determine if that work would conflict with the interests of Pinterest.
(c)Voluntary Execution

I’ve read and understand all provisions of this agreement. I accept them voluntarily and promise to comply with all of them.

10)General Provisions

(a)Governing Law

This agreement will be interpreted according to the laws of the State of California, without giving effect to the principles of conflict of laws.
(b)Entire Agreement

My offer letter and this agreement contain the entire understanding and agreement between me and Pinterest, regardless of any previous discussions we may have had. This agreement will apply regardless of any changes in my duties or compensation, and the terms of the agreement can’t be changed unless the changes are made in a written agreement that an officer of Pinterest and I both sign.
I understand that Pinterest can’t waive any of the rights, or give any of the permissions discussed in this agreement, unless it does so in writing through an authorized officer of the company.
(c)Severability

If any part of this agreement is found to be void or unenforceable, that part will remain enforceable to the maximum extent allowed by law, and the rest of the agreement won’t be affected. Pinterest and I have attempted to limit my right to use, keep and share Pinterest’s Confidential Information and to limit my right to solicit employees and customers only to the extent necessary to protect Pinterest from unfair competition. If a court decides that these restrictions are too broad, Pinterest and I want the court to rework, modify and enforce the restrictions in such a way as to allow them legally in light of the circumstances at that time.
(d)Successors and Assigns

My heirs, executors, administrators and legal representatives, and my successors and assigns are also bound by this agreement. This agreement is for the benefit of Pinterest and its successors and assigns.
(e)Remedies

I recognize that violating this agreement could cause Pinterest irreparable harm. I therefore agree that Pinterest is entitled to seek extraordinary relief in court, for any violation of this agreement, including temporary restraining orders, and preliminary and permanent injunctions without the necessity of posting a bond or other security, in addition to any other remedies Pinterest might have. If a bond or security is required, I agree that a $1000 bond is adequate.

(f)Advice of counsel

I acknowledge that I’ve had the opportunity to get advice about this agreement from independent legal counsel. I’ve read and I understand all parts of this agreement, and agree the agreement won’t be construed against either party by reason of drafting or preparation.
The parties executed this agreement on the dates specified below to be effective on the date of signature below.

Sincerely,

/s/ Doniel N. Sutton
Doniel N. Sutton
Chief People Officer, Pinterest, Inc.

Please sign below:

/s/ Matt Madrigal
Matt Madrigal
Chief Technology Officer

Exhibit A
A list of inventions and original works of authorship excluded under Section 3(a).

By signing below, you acknowledge that you listed all inventions or original works or you do not have any to report.

Title    Identifying # or description    Date

/s/ Matt Madrigal
Matt Madrigal
Chief Technology Officer

Exhibit B
Section 2870 of the California Labor Code says:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.